Exhibit 99.1

Investor Relations: Steven N. Bronson, CEO & President IR@iefsr.com 805-617-4419	FOR IMMEDIATE RELEASE

Interlink Electronics Appoints Maria Fregosi to Board

Fregosi Brings a Wealth of Financial Experience to the Company

IRVINE, Calif.—February 10, 2021— Interlink Electronics, Inc. (OTC: LINK), a world-leading trusted advisor and technology partner in the rapidly advancing world of human-machine interface (HMI) devices, sensors, and other cutting-edge technologies, today announced that Maria Fregosi has accepted a seat on the company’s board of directors. Fregosi brings substantial financial expertise to the company.

Fregosi currently serves as Chief Investment Officer of national mortgage lender Homepoint (NASDAQ: HMPT), which she joined as a founding member in 2015. Since she joined Homepoint, the company has grown to a top-10 non-bank mortgage lender, most recently recording $62 billion in funded origination volume in 2020. Prior to her tenure at Homepoint, Fregosi held a number of finance positions at a variety of firms, including Catalyst Financial, BKF Capital Group and ABN AMRO Bank.

“Maria’s background in finance will be invaluable to support our expansion plans through acquisitions and partnerships,” said Steven N. Bronson, chairman, president, and CEO of Interlink Electronics. “I have a deep respect for her business and financial acumen and know she will be a great addition to the board.”

Fregosi earned a Master of Business Administration in finance from the University of Rochester’s Simon School. She graduated summa cum laude with a bachelor of arts in economics from SUNY Buffalo State College.

“It’s thrilling to join Interlink’s board during such an exciting chapter in the company’s storied history,” said Ms. Fregosi. “I look forward to helping the company position itself to maximize growth in the near term and beyond.”

About Interlink Electronics

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world's top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom designed sensors that give engineers the flexibility and functionally they seek in today's sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, Calif., and pending world-class materials science lab and R&D center in Camarillo, Calif. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.